ACKNOWLEDGMENT

I, Anthony Hsieh, acknowledge that I was provided with the attached Settlement Agreement and Release (hereinafter the “Release”) on April 4, 2023. I further acknowledge that I have been advised to consult with an attorney before entering into the attached Release. I acknowledge that because I am 40 years of age or older, I have been given a period of twenty-one (21) days to consider whether to accept or reject the proposed Release and, if I sign the Release, seven (7) days to revoke my consent, pursuant to the Age Discrimination in Employment Act, as amended.

I acknowledge that I have received and read this Acknowledgement on the date set forth below, and I fully understand its meaning.

/s/ Anthony Hsieh__________________________
Anthony Hsieh

April 4, 2023______________________________
Date

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Release”) is entered into between Anthony Hsieh (hereinafter “Executive” or “you”) and loanDepot, Inc. (hereinafter “loanDepot” or the “Company”).

Section 1 – Payment And Separation Date

You acknowledge and agree that your employment with the Company and its affiliates ended, effective February 6, 2023 (the “Separation Date”). You further acknowledge and agree that you have been paid all wages, salary, bonuses, commissions, fees, expense reimbursements, and any other amounts that you were owed, if any, pursuant to the Amended and Restated Employment Agreement between you and the Company, dated April 21, 2022 (the “Amended Employment Agreement”) or otherwise related thereto. You also agree that you have received all employee benefits and perquisites and have been given all time off to which you were entitled under any plan, policy or law, including but not limited to family or medical leave laws.

Subject to the occurrence of the Effective Date (as defined below), and your compliance with your ongoing obligations to the Company as set forth in Articles V, VI and VII of the Amended Employment Agreement, the Company will pay or provide you with the following (collectively, the “Settlement Benefits”):

(a)An aggregate gross amount equal to $857,000, less applicable withholdings, to be paid as soon as administratively practicable (and in any event, within twenty (20) days) following the Effective Date;

(b)If and to the extent earned, a pro-rata portion of the Annual Bonus (as defined in the Amended Employment Agreement) for the 2023 fiscal year based on actual achievement of the applicable bonus objectives and/or conditions determined by the Board or a committee of the Board for such year (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the 2023 fiscal year prior to the Separation Date and the denominator of which is 365 days), which amount (if any) shall be determined in the sole discretion of the Company’s Compensation Committee; and

(c)Subject to the Company’s receipt of reasonable supporting documentation, the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the 24 month anniversary of the date of the Separation Date and (B) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). The Company will reimburse you, as soon as administratively practicable following the Effective Date (and in any event, within twenty (20) days following the Effective Date), for any COBRA premiums you paid prior to the date you sign this Release.

You acknowledge and agree that you and the Company have disputed your entitlement to the underlying Settlement Benefits provided for in this Release, and in order to resolve such dispute, you and the Company now agree that subject to you complying with the terms of this Release, the Company will provide you with the Settlement Benefits in accordance with the terms of this Release. You further acknowledge and agree that you are not otherwise entitled to any payments or benefits from the Company or any of its affiliates under the Amended Employment Agreement or otherwise related thereto, which such agreement is no longer in effect, except with respect to your continuing obligations to the Company and the Company’s continuing obligations to you under Articles V, VI and VII of the Amended Employment Agreement, as well as the provisions of Section 2.5, 4.2, 4.3 and 4.4 of the Amended Employment Agreement, which shall remain in full force and effect except as set forth below in Section 3.

You shall have twenty-one (21) days from the date hereof to review, sign and return the Release, and seven (7) days thereafter to revoke it per the terms set forth in this Release. If you timely execute and return this Release within the twenty-one (21) day period, and you do not revoke this Release during the seven (7) day revocation period, then this Release shall become effective on the eighth (8th) day following the revocation period (such date, the “Effective Date”).

You are solely responsible for any and all tax or other obligations under federal and/or state law pertaining to the receipt of the compensation in this Release. The Company shall be entitled to withhold taxes from the payment described herein to the extent required by law.

Section 2 – Release

In exchange for the Settlement Benefits, you agree to fully release the Company and its current and former parent companies, subsidiaries, divisions, predecessors, successors, assigns, and other affiliated companies as well as any of their respective current and former insurers, directors, officers, agents, shareholders, and employees (collectively, the “Released Parties”) from any rights, claims, demands, liabilities, actions, causes of action (whether in law or equity), suits, damages, losses, judgments, debts, attorney’s fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, that you now have, or may ever have against them individually or collectively as of the date you sign the Release and that arise out of or relate to your former employment as CEO and/or Executive Chairman of the Company, and/or separation from employment with the Company (“Claims”), whether such Claims arise from common law, statute, regulation, or contract, with the exception of Excluded Claims (as defined below). The Claims released herein include any Claims in any way arising out of, based upon, or related to your employment with the Company and any of its affiliates or employment separation; any alleged breach of any express or implied contract of employment; any alleged torts; any claims for pay or benefits or penalties; claims for every type of relief (legal, equitable, and otherwise) and for penalties, costs, restitution, or fees; claims based on acts or omissions by the Company or the Released Parties occurring prior to the date that this Release is signed; and any alleged violation of any federal, state, or local statute or ordinance including, without limitation, Claims brought under: (i) the Age Discrimination in Employment Act (“ADEA”), (ii) the Employee Retirement Income Security Act, (iii) the Family and Medical Leave Act, (iv) Title VII of the Civil Rights Act of 1964; (v) the Americans with Disabilities Act of 1990, (vi) the Rehabilitation Act of 1973, (vii) the Worker Adjustment and Retraining Notification Act, (viii) the Fair Labor Standards Act, (ix) the Older Workers Benefit Protection Act (“OWBPA”), (x) the Consolidated Omnibus Budget Reconciliation Act, (xi) the California Fair Employment and Housing Act; (xii) the California Family Rights Act; (xiii) the California Labor Code; (xiv) the California Government Code; (xv) the California Constitution; in each case, as amended, and any other federal, state, municipal, or local law (statutory or decisional), regulation or ordinance, or common law, or any other legal limitation on the employment relationship, from the beginning of time to the date you sign this Release. Your release is made on behalf of you and your family, heirs, assigns, executors, administrators, and agents, past and present. This Release applies to claims or rights that you may possess either individually or as a class member (other than Excluded Claims or rights in respect of Excluded Claims), and you waive and release any right to participate in or receive money or benefits from any class action settlement or judgment against the Company or the Released Parties in connection with any Claims after the date this Release is signed.

Knowing and Voluntary Waiver of Known and Unknown Claims: IT IS FURTHER UNDERSTOOD AND AGREED that as a condition of this Release, you are aware of and familiar with the provisions of Section 1542 of the Civil Code of the State of California, and you expressly waive all rights under Section 1542 or any other statutes or common law principles of similar effect. Section 1542 reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You acknowledge that this Release is intended to and does include in its effect claims, liabilities, and causes of action that you do not know, anticipate, or suspect to exist in your favor at the time that you sign this Release.

Rights Reserved: This Release does not prevent you from pursuing any workers' compensation or unemployment insurance benefits to which you may be entitled. This Release does not prevent you from filing an administrative charge or participating in an investigation before any governmental agency charged with enforcement of any law including, but not limited to, the Equal Employment Opportunity Commission, any similar state or local agency, a state or local commission on human rights (collectively, the “EEOC”), the National Labor Relations Board or the Securities and Exchange Commission. You do agree, however, that by signing this Release, you waive any right to recover monetary damages or other individual relief in connection with any such charge you file or investigation in which you participate with the EEOC, however, you may recover any reward or bounty that may be payable as a result of participating in the whistleblower program of the Securities and Exchange Commission or the Occupational Safety and Health Administration or otherwise as required by applicable law. This Release does not waive your rights to continuing health coverage pursuant to the provisions of COBRA or benefits accrued and vested as of your Separation Date under the Company’s and its affiliates employee benefit plans. This Release also does not waive any right or claim that cannot lawfully be waived, any claim for indemnification or coverage under the Company’s insurance plans, any right to advancement or indemnification, including under the Company’s Bylaws or Certificate of Incorporation and under Section 2.5 of the Amended Employment Agreement, any other rights under the Company’s Bylaws or Certification of Incorporation, any rights as a director of the Company, or any rights as a stockholder of the Company. Collectively, all rights preserved by this paragraph are referred to as “Excluded Claims.”

Section 3 – Additional Agreements and Covenants

You acknowledge that this Release does not alter any obligations you have in favor of the Company and the Company has in favor of you that, by their terms, survive the termination of your employment, including but not limited to, the restrictive covenant obligations set forth in Articles V, VI and VII of the Amended Employment Agreement, the Company’s indemnification obligations in Section 2.5 of the Amended Employment Agreement, and that all such obligations remain in full force and effect even after the Separation Date.

You agree that you are the only person who is able to assert any right or claim arising out of your employment with or separation from the Company and its affiliates. You affirm that you have not assigned, transferred, pledged, or otherwise sold such rights or claims, nor are there any third party liens on such rights or claims.

You agree that neither this Release nor the provision of the Settlement Benefits in exchange for this Release is an admission by the Company of any liability or unlawful conduct of any kind, and that they shall not be treated as such for any purpose. You agree that the Settlement Benefits being offered in this Release constitute adequate consideration for your release of claims.

Nothing in this Release prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

Notwithstanding Section 5.3(c) of the Amended Employment Agreement, you shall be permitted to retain the two (2) Company laptops currently in your possession. Nothing in this Release or your continuing obligations under the Amended Employment Agreement shall limit your rights as a director or stockholder of the Company under Delaware law.

You agree that, if you violate the terms of this Release by bringing a released Claim against a Released Party, you will reimburse the Released Parties for any attorneys’ fees, costs, or other damages arising from your breach of the Release, unless you are challenging your waiver of claims under the ADEA.

You are hereby advised as follows, and acknowledge and agree that: (i) this Release has been written in a manner that is intended to be understood, and is understood, by you; (ii) you have had the opportunity to raise with the Company any questions, concerns or issues you may have in connection with this Release; and (iii) you have the right to consult an attorney of your choice about the contents of this Release and you have been given the opportunity to do so.

Section 4 – Additional Provisions for Employees 40 Years of Age and Older

Before signing this Release, you should make sure that you understand what you are signing, what benefits you are receiving, and what rights you are giving up, including your rights under the ADEA and the OWBPA. The OWBPA provides that an individual cannot waive a right or claim for employment discrimination in violation of the ADEA unless the waiver is knowing and voluntary. In exchange for the Settlement Benefits offered in this Release and in accordance with the OWBPA, you acknowledge and agree that you have executed this Release with full knowledge of its consequences.
You are hereby advised as follows: You have twenty-one (21) days to consider this Release, which will expire if not executed within that period. You may sign the Release using Adobe Sign or in .pdf format. Otherwise, you must deliver, email or mail the timely executed Release to Gregg Smallwood at loanDepot, gsmallwood@loandepot.com, 5465 Legacy Drive, Plano, TX 75024, within twenty-one (21) days of the date this Release is presented to you. If mailing, please use the attached self-addressed and stamped envelope. If you elect to forego any portion of this 21-day period, you understand and agree that you do so voluntarily and are waiving the balance of the 21-day period, and your decision to do so was not induced by the Company through fraud, misrepresentation, or threat to withdraw or alter the offer prior to the expiration of the 21-day time period. Also, after you have signed the Release, you may revoke the Release at any time within seven (7) days of your signing it by email or mailing written notice of your revocation to Gregg Smallwood at loanDepot, gsmallwood@loandepot.com, 5465 Legacy Drive, Plano, TX 75024. To the extent that you revoke this Release pursuant to this paragraph, you shall not be entitled to receive the Settlement Benefits described in this Release. If you do not advise the Company within such seven (7) day period of your intent to revoke the Release, you have waived the right to revoke the Release, and it will become effective and enforceable.

In addition, you hereby acknowledge and agree that: (i) you knowingly and voluntarily waive and release rights and claims, known and unknown, relating to age discrimination arising under the ADEA, which you might otherwise have had against the Released Parties, regarding any aspect of your employment, including, without limitation, the termination of your employment, up to the Effective Date of the Release; and (ii) the release provisions of this Release do not apply to any rights or claims you may have under the ADEA that arise after you execute the Release.
Section 5 – Arbitration

By signing this Release you agree that any dispute between you and Company or Released Parties, and any aspect of this Release (including but not limited to the enforceability, unconscionability, interpretation, construction, or breach of this Release), shall be governed by the Federal Arbitration Act and settled by final and binding arbitration before a single arbitrator in the county in which you worked in accordance with the then-effective JAMS Employment Arbitration Rules and Procedures (“Rules”) as the exclusive remedy for such dispute, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A copy of the Rules can be found at: http://www.jamsadr.com/rules-employment-arbitration or on the JAMS website or upon written request by email at generalcounsel@loandepot.com. The arbitration proceedings do not provide for jury trials, but for a hearing before one independent, neutral arbitrator. Therefore, in agreeing to arbitrate claims, you and the Company and Released Parties are waiving a trial or hearing before a jury. The Company will pay the arbitrator’s fees and any administrative and/or filing fees pertaining to any arbitration. Any claim shall be brought in your or Company’s individual capacity, and not as a plaintiff or class member in any purported or actual class or collective action proceeding, and accordingly you waive purported and actual class and collective action claims (except as otherwise set forth in this Release), unless applicable law prohibits such waiver, which itself, notwithstanding the foregoing, shall be a question for a court of competent jurisdiction to resolve. In the event of any claim brought that is determined to be non-arbitrable pursuant to applicable law, such claim(s) shall be brought as a civil action and shall be stayed pending resolution of all arbitrable claims in arbitration.

Section 6 – Miscellaneous Provisions

This Release shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its conflict of law principles.

Any modifications to this Release do not become part of this Release unless expressly agreed to in writing by you and the Chief Legal Officer or General Counsel of the Company.

No waiver of any provision of this Release shall be deemed to be a waiver of any other provision, whether or not similar. No such waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

This Release shall be binding upon and shall inure to the benefit of the Company’s successors, assigns, affiliated entities, subsidiaries, divisions, directors, officers, shareholders, and employees, past and present.

Each and every provision of this Release shall be considered severable, except for the release provisions in Sections 2 and 4. If an arbitrator or court of competent jurisdiction finds any of the release provisions in Sections 2 or 4 are unenforceable, then this Release shall become null and void . You agree that, if any other portion of this Release is found to be unenforceable, the remainder of the Release will remain enforceable. You further agree that if a court of competent jurisdiction finds that you have violated any of your continuing obligations to the Company under Article V, VI and VII of the Amended Employment Agreement, you shall return the full value of the Settlement Benefits to the Company within twenty (20) calendar days of such determination. The Company reserves all other rights and remedies in connection with any such violation and does not otherwise waive the release of Claims provided for herein.

This Release may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

By signing this Release, you agree that your waiver of rights and claims as set forth herein is knowing and voluntary. You represent that you have read this Release and had the opportunity to consider this agreement and confer with an attorney about this Release. You further confirm that you fully understand the benefits you are receiving and the rights and claims you are waiving under this Release and that you have accepted those benefits and waived those rights and claims, and agreed to all of the terms of this Release of your own free will with full understanding of the consequences. You further acknowledge and agree that this Release includes a release of known and unknown claims and an agreement to arbitrate all disputes. Please confirm by signing and dating this Release.

PLEASE READ CAREFULLY - THIS SETTLEMENT AGREEMENT AND RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS

Executive/Releasing Party

/s/ Anthony Hsieh_________________
Anthony Hsieh

April 4, 2023_____________________
Date

loanDepot, Inc.

/s/ Frank Martell__________________
Frank Martell, Chief Executive Officer

April 4, 2023_____________________

Date

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